Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TURING HOLDING CORP.

The undersigned, being an authorized officer of Turing Holding Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify as follows:

1. The name of the Corporation is Turing Holding Corp.

2. The original Certificate of Incorporation of the Corporation (was filed with the Secretary of State of the State of Delaware on October 2, 2017 and amended and restated on October 12, 2017 (as amended and restated, the “First Amended and Restated Certificate of Incorporation”) and further amended and restated on December 22, 2020, as amended by the Certificate of Correction, dated January 8, 2021 (as amended and restated, the “Second Amended and Restated Certificate of Incorporation”).

3. The provisions of the Second Amended and Restated Certificate of Incorporation as herein amended are hereby restated and integrated into a single instrument which is set forth in Exhibit A hereto, and which is entitled “Third Amended and Restated Certificate of Incorporation of Turing Holding Corp.”

4. The Third Amended and Restated Certificate of Incorporation (the “Restated Certificate”) herein certified has been duly adopted by the Corporation’s board of directors and the Corporation’s stockholders in accordance with Sections 228, 242 and 245 of the DGCL.

5. The Third Amended and Restated Certificate of Incorporation as amended and restated herein shall, at the effective time of this Restated Certificate, be read in its entirety as set forth in Exhibit A annexed hereto and is hereby incorporated herein by this reference.

IN WITNESS WHEREOF, the undersigned, for the purpose of amending and restating the Second Amended and Restated Certificate of Incorporation pursuant to the DGCL, under penalties of perjury does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed this Restated Certificate this 23rd day of June 2021.

TURING HOLDING CORP.

By:	/s/ Ramona Mateiu
Name: Ramona Mateiu
Title: Vice President

EXHIBIT A

Third Amended and Restated Certificate of Incorporation

of

Turing Holding Corp.

See attached.

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TURING HOLDING CORP.

ARTICLE ONE

The name of the corporation is Turing Holding Corp. (hereinafter called the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the state of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).

ARTICLE FOUR

Section 1. Capital Stock. The securities of the Corporation shall be represented by (i) shares of common stock (“Common Stock”), par value of $0.001 per share, which shall be divided into three classes denominated Class A Common Stock, Class B Common Stock and Class C Common Stock and (ii) shares of preferred stock, par value $0.001 (“Preferred Stock”), which shall be divided into two classes denominated Series A Preferred Stock (as defined below) and Series B Preferred Stock (as defined below). The Corporation is hereby authorized to issue (i) 9,550,000 shares of Class A Common Stock, (ii) 2,675,000 shares of Class B Common Stock, (iii) 1,275,000 shares of Class C Common Stock, (iv) 5,000,000 shares of Series A Preferred Stock and 1,000,000 shares of Series B Preferred Stock. The Corporation, with the approval of the board of directors of the Corporation (“Board of Directors”), shall have the authority to issue any authorized but unissued shares of Common Stock and Preferred Stock. Except as expressly set forth in Section 13 of Article Five, the number of authorized shares of Common Stock (of any class) and/or Preferred Stock may be increased or decreased (but not below the number of shares of Common Stock or Preferred Stock (as applicable) then outstanding) by the affirmative vote of the holders of Class A Common Stock having a majority of the votes entitled to be cast in respect of all outstanding shares of capital stock entitled to vote on matters presented to the stockholders of the Corporation for their action and consideration generally, irrespective of the class vote requirements set forth in Section 242(b)(2) of the DGCL.

Section 2. Voting of Common Stock. With respect to any and all matters presented to the stockholders of the Corporation (whether at a meeting of the stockholders of the Corporation or through action by written consent of the stockholders of the Corporation in lieu of a meeting), (i) each holder of Class A Common Stock shall be entitled to a number of votes equal to the number of shares of Common Stock held by such stockholder and (ii) the holders of Class B Common Stock and Class C Common Stock shall not have any voting rights.

Section 3. Dividends. With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all shares of Common Stock shall participate pro rata in such payment.

ARTICLE FIVE

Section 1. Preferred Stock. 2,500,000 shares of the authorized Series A Preferred Stock of the Corporation are hereby designated as “Non-Participating Voting Convertible Series A Preferred Stock” (“Voting Series A Preferred Stock”) and 2,500,000 shares of the authorized and unissued Series A Preferred Stock of the Corporation are hereby designated as “Non-Participating Non-Voting Convertible Series A Preferred Stock” (“Non-Voting Series A Preferred Stock” and together with the Voting Series A Preferred Stock, the “Series A Preferred Stock”). 500,000 shares of the authorized and unissued Series B Preferred Stock of the Corporation are hereby designated as “Non-Participating Voting Convertible Series B Preferred Stock” (the “Voting Series B Preferred Stock” and together with the Voting Series A Preferred Stock, the “Voting Preferred Stock”) and 500,000 shares of the authorized and unissued Series B Preferred Stock of the Corporation are hereby designated as “Non-Participating Non-Voting Convertible Series B Preferred Stock” (“Non-Voting Series B Preferred Stock” and together with the Voting Series B Preferred Stock, the “Series B Preferred Stock”). The Non-Voting Series B Preferred Stock and the Non-Voting Series A Preferred Stock are referred to herein, collectively, as the “Non-Voting Preferred Stock”. The Preferred Stock shall have the rights, preferences, powers, privileges and restrictions, qualifications and limitations set forth in this Article Five

Section 2. Voting and Dividends.

(a) Voting. The holders of outstanding shares of Voting Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Voting Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. The holders of shares of Non-Voting Preferred Stock shall not have any voting rights. Except as provided by law or by the other provisions of this Third Amended and Restated Certificate of Incorporation, holders of Voting Preferred Stock shall vote together with the holders of Common Stock as a single class and on an as-converted to Common Stock basis.

(b) Conversion of Preferred Stock. Following receipt of any applicable regulatory approval such that no consent, approval, order or authorization of, or filing with or notice to, any governmental or regulatory authority (including any antitrust or competition authority) is required by law for any holder of Non-Voting Preferred Stock to hold voting securities of the Corporation (“Regulatory Approval”), such holder of Non-Voting Preferred Stock may convert each share of Non-Voting Preferred Stock held by such holder to one share of Voting Preferred Stock in accordance with Section 4 of Article Five.

(c) Dividends. As and when dividends are paid with respect to shares of Common Stock, whether in cash, property or securities of the Corporation, in each case as determined by the Board of Directors, the holders of Preferred Stock shall be entitled to receive such dividends on an as-converted to Common Stock basis as if all outstanding shares of Preferred Stock had been converted into Class A Common Stock or Class B Common Stock (with conversion to Class B applicable only as long as any shares of Non-Voting Preferred Stock are outstanding) on the date of such event. Any such dividends shall not be cumulative.

Section 3. Liquidation Preference.

(a) Upon the occurrence of a Liquidation Event (defined below), the holders of Preferred Stock then outstanding shall be paid out of the assets of the Corporation available for distribution to its stockholders before any payment is made to the holders of Common Stock by reason of their ownership of such Common Stock (provided that, in the event of a Deemed Liquidation Event (as defined below), the holders of Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event), an amount per share of Preferred Stock equal to the greater of (i) such amount per outstanding share of Preferred Stock as would have been payable had all shares of Preferred Stock been converted to Common Stock in accordance with Section 4 of Article Five immediately prior to such Liquidation Event and (ii) the applicable Original Issue Price (as defined below). If upon any Liquidation Event, the assets of the Corporation available for distribution to its stockholders (or the consideration payable to stockholders in the case of a Deemed Liquidation Event) shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled under this Section 3 of Article Five, the holders of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares of Preferred Stock were paid in full. After payment of any amounts required to be paid to the holders of Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders (or in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of Preferred Stock pursuant to the foregoing provisions of this Section 3 of Article Five) shall be distributed among the holders of Common Stock, pro rata based on the number of shares of Common Stock held by each such holder.

(b) In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), (i) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with this Section 3 of Article Five as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (ii) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with this Section 3 of Article Five after taking into account the previous payment of the Initial Consideration as part of the same transaction. Any consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

“Series A Original Issue Date” means December 23, 2020.

“Series B Original Issue Date” means June 23, 2021.

“Original Issue Price” shall mean, as to the shares of Series A Preferred Stock, $612.15 per share and, as to the shares of Series B Preferred Stock, $661.81 per share, in each case, subject to appropriate equitable adjustment in the event of any stock dividend (without double counting), split, combination or other similar recapitalization or reclassification; provided, that in the event of a Deemed Liquidation Event that is consummated within two (2) years following the Series A Original Issue Date, the applicable Original Issue Price, solely for purposes of such Deemed Liquidation Event, shall be deemed to be the greater of (i) the amount that would result in a Preferred IRR of 10% per annum upon consummation of such Deemed Liquidation Event and (ii) the amount specified in this definition with respect to the Series A Preferred Stock or Series B Preferred Stock, as applicable.

“Liquidation Event” means (i) a voluntary or involuntary liquidation, dissolution or winding up of the Corporation or (ii) a Deemed Liquidation Event.

“Deemed Liquidation Event” means (i) any merger, consolidation, stock sale or other direct or indirect transaction or series of transactions, in each case of this clause (i), the result of which would be that a person or a “group” (as defined in the Securities Exchange Act of 1934, as amended) of persons (other than Turing EquityCo L.P. or its affiliates) would immediately following the consummation of such transaction (or series of transactions) become, in the aggregate, the “beneficial owners” (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding voting securities of the Corporation (or its successor) or (ii) the direct or indirect sale, transfer, conveyance or other transaction or series of transactions, in each case of this clause (ii), pursuant to which one or more persons or “group” (as defined in the Securities Exchange Act of 1934, as amended) of persons (other than Turing EquityCo L.P. or its affiliates) would acquire all or substantially all of the assets of the Corporation and its subsidiaries (including for the avoidance of doubt ThoughtWorks, Inc. or its successor).

“Preferred IRR” means, as of any Deemed Liquidation Event, the annual interest rate (compounded annually) which, when used as the discount rate to calculate the net present value at such time of the sum of (a) the aggregate value of all cash (including cash dividends), stock (including stock dividends) and other property received (on a cumulative basis) by the holders of Series A Preferred Stock in respect of each share of Series A Preferred Stock after the Series A Original Issue Date (including any such cash, stock and property received or to be received in such Deemed Liquidation Event, whether payable at or following the consummation thereof), and (b) the Original Issue Price of the Series A Preferred Stock, causes such net present value to equal zero. For purposes of the foregoing net present value calculation, the foregoing clause (a) will be a positive number, and the foregoing clause (b) will be a negative number.

Section 4. Voluntary Conversion.

(a) Conversion Right. The holders of Preferred Stock shall have optional conversion rights as follows (the “Conversion Rights”): (i) each share of Voting Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Class A Common Stock as is determined by dividing the Original Issue Price by the Conversion Price (as defined below) in effect at the time of conversion, (ii) each share of Non-Voting Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Class B Common Stock as is determined by dividing the Original Issue Price by the Conversion Price (as defined below) in effect at the time of conversion and (iii) upon a Regulatory Approval, each share of Non-Voting Preferred Stock shall be convertible, at the option of the holder thereof and without the payment of additional consideration by the holder thereof, to one share of Voting Preferred Stock. “Conversion Price” shall initially be equal to the Original Issue Price. Such initial Conversion Price shall be subject to adjustment to the extent provided in this Article Five.

(b) Procedure. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Class A Common Stock or Class B Common Stock (as applicable), or shares of Non-Voting Preferred Stock into shares of Voting Preferred Stock, such holder shall (i) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Preferred Stock and, if applicable, any event on which such conversion is contingent (“Contingent Event”) and (ii) if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock or shares of Voting Preferred Stock (as applicable) to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice (and, if applicable, certificates (or lost certificate affidavit and agreement)), or if applicable, the time of consummation of a Contingent Event shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock or shares of Voting Preferred Stock (as applicable) issuable upon conversion of the specified shares of Preferred Stock shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a written confirmation of the number of shares of Common Stock or Voting Preferred Stock (as applicable) issuable upon such conversion in accordance with the provisions hereof (and cause issuance of such shares of Common Stock or shares of Voting Preferred Stock, as applicable) and a confirmation for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, and (ii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

(c) Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Class A Common Stock, Class B Common Stock or shares or Voting Preferred Stock (as applicable) in exchange therefor and to receive payment of any dividends declared but unpaid on such shares of Preferred Stock prior to the Conversion Time. Any shares of Preferred Stock so converted shall be retired and cancelled. Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock shares or Voting Preferred Stock (as applicable) delivered upon conversion.

(d) Taxes.

(i) The Corporation shall pay any and all issuance and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock or shares of Voting Preferred Stock (as applicable) upon conversion of shares of Preferred Stock pursuant to this Section 4 of Article Five. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock or shares of Voting Preferred Stock (as applicable) in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(ii) The Corporation shall be entitled to deduct and withhold from or with respect to any and all payments, dividends, distributions and any other amounts attributable to any shares of Preferred Stock or Common Stock such amounts (including backup withholding taxes) as are required to be deducted and withheld under the Internal Revenue Code of 1986, as amended, or any applicable provision of federal, state, local or non-U.S. law and remit such amounts to the applicable governmental entity. The Corporation and the holders of Preferred Stock or Common Stock will treat any amount deducted or withheld and remitted to the applicable governmental entity (including reasonable expenses, interest and penalties arising therefrom), as having been received by the applicable holder on its Preferred Stock or Common Stock, as applicable, with respect to which such amount was made (including for purposes of determining the amounts of withholding taxes required).

(e) Termination of Conversion Rights. In the event of a Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

Section 5. Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series A Original Issue Date or Series B Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series A Original Issue Date or Series B Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. If the Corporation at any time or from time to time after the Series A Original Issue Date or Series B Original Issue Date issues dividends in kind in a transaction in which the shares of Preferred Stock do not participate on an as-converted to Common Stock basis or pursues any other reorganization, reclassification, in each case, that would not otherwise have the effect intended by this Section 5 of Article Five, the Conversion Price in effect immediately before such transaction shall be proportionately adjusted so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be proportionately adjusted to reflect the full intent of this Section 5 of Article Five. Any adjustment under this Section 5 of Article Five shall become effective at the close of business on the date the subdivision or combination becomes effective.

Section 6. Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 3 of Article Five, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 5 of Article Five), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one (1) share of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Article Five with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Article Five (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.

Section 7. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article Five, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a written confirmation setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based.

Section 8. Notice of Record Date. In the event:

(a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) business days prior to the record date or effective date for the event specified in such notice.

Section 9. Mandatory Conversion.

(a) Trigger Events. Upon the occurrence of any of the following events described in Sections 9(a)(i) – 9(a)(iv), (i) all outstanding shares of Voting Preferred Stock shall automatically be converted into shares of Class A Common Stock and (ii) all outstanding shares of Non-Voting Preferred Stock (if any are outstanding) shall automatically be converted into shares of Class B Common Stock, in each case of (i) and (ii) at the then effective conversion rate as calculated pursuant to Section 4(a) of Article Five.

(i) the closing of the sale of shares of Common Stock (or of common stock of a subsidiary of the Corporation or successor of the Corporation) to the public in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, (i) resulting in at least $200 million of aggregate gross proceeds to the Corporation and any selling stockholders, collectively and (ii) in connection with such offering the Common Stock (or common stock of a subsidiary of the Corporation or successor of the Corporation) is listed for trading on the Nasdaq Stock Market or the New York Stock Exchange;

(ii) the direct listing of shares of Common Stock (or of common stock of a subsidiary of the Corporation or successor of the Corporation) on the Nasdaq Stock Market or the New York Stock Exchange that involves the sale of at least $200 million in market value of shares in the opening auction;

(iii) the closing of a merger, consolidation or other similar transaction with a special purpose acquisition company or its subsidiary (each, a “SPAC Transaction”) in which (i)(A) the Corporation is a constituent party or (B) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger, consolidation or transaction, (ii) the capital stock of the surviving or resulting entity (or its direct or indirect parent) is listed for trading on the Nasdaq Stock Market or the New York Stock Exchange, and (C) the market value of the freely-tradable capital stock of such surviving or resulting entity held immediately following the closing by persons who were not affiliates of the Corporation immediately prior to the closing of the SPAC Transaction is at least $200.0 million; or

(iv) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the outstanding shares of Voting Preferred Stock (voting together as a single class on an as-converted basis) (the “Requisite Holders”).

(the time of such closing, listing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”).

(b) Procedure. All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 9. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to this Section 9, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 9(b). As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall (i) issue and deliver to such holder, or to his, her or its nominees, a written confirmation of the number of shares of Class A Common Stock or Class B Common Stock (as applicable) issuable on such conversion in accordance with the provisions hereof (and cause issuance of such shares) and (ii) pay any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled.

Section 10. Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are converted or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption, conversion or acquisition.

Section 11. Waiver. Except as otherwise set forth herein, any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the Requisite Holders.

Section 12. Notices. Any notice required or permitted by the provisions of this Article Five to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

Section 13. Issuance of Senior Equity. The Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, without the consent of the Requisite Holders, authorize, increase the number of, issue or obligate itself to issue any class or series of capital stock of the Corporation that ranks senior to the Preferred Stock with respect to the distribution of assets on a Liquidation Event or the payment of distributions or dividends or senior to the Voting Preferred Stock with respect to voting; provided, that the foregoing shall not limit the Corporation’s ability to issue additional shares of Preferred Stock, or to create and issue any class or series of capital stock that is pari passu with the Preferred Stock.

Section 14. Series A Preferred Stock Protective Provision. The Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do the following without (in addition to any other vote required by law or this Restated Certificate) the written consent or affirmative vote of the holders of a majority of the outstanding shares of Voting Series A Preferred Stock, consenting or voting (as the case may be) separately as a class: amend, alter, repeal or waive any provision of this Restated Certificate or Bylaws of the Corporation in a manner that adversely affects the rights, preferences or privileges of the Series A Preferred Stock in a disproportionately different manner than such amendment, alteration, repeal or waiver affects other series of Preferred Stock.

Section 15. Series B Preferred Stock Protective Provision. The Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do the following without (in addition to any other vote required by law or this Restated Certificate) the written consent or affirmative vote of the holders of a majority of the outstanding shares of Voting Series B Preferred Stock, consenting or voting (as the case may be) separately as a class: amend, alter, repeal or waive any provision of this Restated Certificate or Bylaws of the Corporation in a manner that adversely affects the rights, preferences or privileges of the Series B Preferred Stock in a disproportionately different manner than such amendment, alteration, repeal or waiver affects other series of Preferred Stock.

ARTICLE SIX

The holders of record of the shares of Class A Common Stock and of any other class or series of voting stock (including, as applicable, the Voting Preferred Stock voting on an as-converted basis), voting together as a single class, shall be entitled to elect the directors of the Corporation. The Corporation shall have two classes of directors, Class I and Class II. Each Class I director shall be entitled to cast three (3) votes and each Class II director of the Corporation shall be entitled to cast one (1) vote with respect to each matter brought before the Board of Directors (or any committee thereof) for a vote.

ARTICLE SEVEN

The Board of Directors shall have the power to adopt, amend or repeal by-laws, except as may otherwise be provided in the by-laws.

ARTICLE EIGHT

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE NINE

Section 1. Nature of Indemnity. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she (or a person of whom he or she is the legal representative), is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 2 of this Article Nine, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors. The Corporation may, by action of the Board of Directors, provide such indemnification and advancement of expenses to employees and agents of the Corporation as it determines in its sole discretion

Section 2. Procedure for Indemnification of Directors and Officers. Any indemnification of a director or officer of the Corporation under Section 1 of this Article Nine or advance of expenses under Section 5 of this Article Nine shall be made promptly, and in any event within 30 days, upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this Article Nine is required, and the Corporation fails to respond within 60 days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article Nine shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 3. Nonexclusivity of Article Nine. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article Nine shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 4. Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such liability under this Article Nine.

Section 5. Expenses. Expenses incurred by any person described in Section 1 of this Article Nine in defending a proceeding or enforcing the person’s rights to indemnification or advancement of expenses under this Article Nine shall be paid by the Corporation in advance of such proceeding’s final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

Section 6. Employees and Agents. Persons who are not covered by the foregoing provisions of this Article Nine and who are or were employees or agents of the Corporation, or who are or were serving at the request of the Corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the Board of Directors.

Section 7. Contract Rights. The provisions of this Article Nine shall be deemed to be a contract right between the Corporation and each director or officer who serves in any such capacity at any time while this Article Nine and the relevant provisions of the DGCL or other applicable law are in effect, and any repeal or modification of this Article Nine or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

Section 8. Merger or Consolidation. For purposes of this Article Nine, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article Nine with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

Section 9. Primary Indemnification. The Corporation acknowledges that certain directors and officers of the Corporation may have certain rights to indemnification, advancement of expenses and/or insurance provided by other sources with respect to such directors’ and officers’ association with the Corporation and its subsidiaries (collectively, the “Other Indemnitors”). Notwithstanding the existence of any Other Indemnitor with respect to any such director or officer (i) the Corporation shall be the indemnitor of first resort (i.e., the Corporation’s obligations for indemnification and expense advancement are primary and any obligations of any Other Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities are secondary), (ii) the Corporation shall be required to advance the full amount of expenses incurred by such a director or officer and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the greatest extent permitted by this

Article Nine, without regard to any rights such a director or officer may have against any Other Indemnitors, and (iii) the Corporation waives, relinquishes and releases all Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. No advancement or payment by any Other Indemnitor on behalf of any director or officer with respect to any claim for which such director has sought indemnification from the Corporation shall affect any of the provisions of this Section 9, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of a director or officer against the Corporation.

ARTICLE TEN

Section 1. Competition and Corporate Opportunities. To the fullest extent permitted by the DGCL, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are presented to a director or officer of the Corporation who is also an employee, partner, principal, member, manager, director or officer of Apax (as defined below) (each, a “Specified Director/Officer”). Without limiting the generality of the foregoing, the Corporation specifically renounces any rights the Corporation might have in any business venture or business opportunity of any Specified Director/Officer, and none of the Specified Director/Officers or any of their respective affiliates shall have any obligation to offer any interest in any such business venture or business opportunity to the Corporation or otherwise account to the Corporation in respect of any such business ventures or opportunities. Furthermore, it shall not be deemed a breach of any fiduciary or other duties, if any, whether express or implied, for any Specified Director/Officer or Apax to permit itself or one of its affiliates to engage in a business opportunity in preference or to the exclusion of the Corporation. For the purposes of this Article Ten, “Apax” means Turing EquityCo L.P., Apax IX GP Co. Limited, Apax IX USD L.P., Apax IX EUR L.P., Apax IX EUR Co-Investment L.P., Apax IX USD Co-Investment L.P., Apax Partners, L.P., Apax Partners LLP and each of their respective direct or indirect controlling affiliates and each of their respective, and their controlling affiliates’ respective, nominees, advisory and investment managing entities.

Section 2. Amendment of this Article Ten. Notwithstanding anything to the contrary elsewhere contained in this Certificate of Incorporation, in addition to any other vote required by the DGCL, the affirmative vote of the holders of at least 66.67% of the voting power of all shares of Class A Common Stock then outstanding and of any other class or series of voting stock (including, as applicable, the Voting Preferred Stock voting on an as-converted basis) then outstanding, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this Article Ten.

Section 3. Deemed Notice. Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Ten.

ARTICLE ELEVEN

The Corporation hereby eliminates, to the fullest extent permitted by law the personal liability of any person who serves as a director of the Corporation to the Corporation and/or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that if in the future the DGCL is amended or modified (including, but not limited to, Section 102(b)(7)) to permit the elimination of the personal liability of a director of the Corporation to a greater extent than contemplated above, then the provisions of this Article Eleven shall be deemed to be automatically amended to provide for the elimination of the personal liability of the directors of the Corporation to such greater extent. This Article Eleven shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when this Article Eleven becomes effective.

ARTICLE TWELVE

Any action required or permitted to be taken by the Board of Directors (or a committee thereof) may be taken without a meeting if all members of the Board of Directors (or such committee, if applicable) consent thereto in writing, or by electronic transmission.

ARTICLE THIRTEEN

The Corporation reserves the right to amend or repeal any provisions contained in this Third Amended and Restated Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation; provided that the Corporation shall not, whether by amendment, merger, consolidation or otherwise, without the consent of the Requisite Holders, amend this Third Amended and Restated Certificate of Incorporation or the bylaws of the Corporation in any manner that would materially adversely affect the powers, designations, preferences and rights of the holders of the Preferred Stock in a manner which is disproportionate to any other holders of securities of the Corporation.

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